UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K/A-2
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
August 8, 2014 (June 3, 2014)

KALLO INC.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-53183
(Commission File No.)

675 Cochrane Drive, Suite 630
Markham, Ontario
Canada L3R 0B8
 (Address of principal executive offices and Zip Code)

(416) 246-9997
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.01	CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

Previous independent registered public accounting firm

On June 3, 2014, we terminated Schwartz Levitsky Feldman LLP, 2300 Yonge Street, Suite 1500, Toronto, Ontario, Canada M4P 1E4 as our independent registered accounting firm.  The decision to dismiss Schwartz Levitsky Feldman LLP as our independent registered public accounting firm was approved by our board of directors on June 3, 2014.  Except as noted in the paragraph immediately below, the reports of Schwartz Levitsky Feldman LLP's financial statements for the years ended December 31, 2012 and 2011 and for the period January 1, 2013 through March 31, 2014 did not contain an adverse opinion or disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principle.

The reports of Schwartz Levitsky Feldman LLP on our financial statements as of and for the years ended December 31, 2012 and 2011 and for the period January 1, 2013 through March 31, 2014 contained an explanatory paragraph which noted that there was substantial doubt as to our ability to continue as a going concern as we had suffered negative working capital, had experienced negative cash flows from continuing operating activities and also due to uncertainty with respect to our ability to meet short-term cash requirements.

During the years ended December 31, 2012 and 2011 and for the period January 1, 2013 through March 31, 2014 and through June 3, 2014,  we have not had any disagreements with Schwartz Levitsky Feldman LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Schwartz Levitsky Feldman LLP's satisfaction, would have caused it to make reference to the subject matter of the disagreements in its reports on our consolidated financial statements for such years or in connection with its reports in any subsequent interim period through the date of dismissal with the exception of the following:

Schwartz Levitsky Feldman LLP failed to timely audit our financial statements for the period ended December 31, 2013.  The auditor requested an opinion to the affect that there were no violations of the Foreign Corrupt Practices Act.  We complied and had our securities attorney issue an opinion that there were no violations of the Foreign Corrupt Practices Act.  Then, after receiving the requested opinion, the auditor decided that it would require a second opinion from an "independent" attorney.  Again, we complied having retained a law firm in New York City, which specialized in the Foreign Corrupt Practices Act.   Again, the opinion reflected there was no violation of the Foreign Corrupt Practices Act.  After that, the auditor wanted the opinion from the New York City firm to contain additional language, which the independent lawyer felt that Schwartz Levitsky Feldman LLP was trying to influence the attorney's independent opinion.  By this time, we were frantic.  The auditor could not give us a definitive date or specific conditions which would result in the issuance of its audit opinion of the December 31, 2013 financial statements.   Under the circumstances we had no choice but to obtain the services of a new auditor.  After retaining MaloneBailey LLP, MaloneBailey LLP was able to render an unqualified audit opinion.  We have authorized Schwartz Levitsky Feldman LLP to respond fully to the inquiries of MaloneBailey LLP concerning the disagreement.  Schwartz Levitsky Feldman LLP alleged that it did not receive an unqualified opinion by independent legal counsel to confirm that that there were no violations of the Foreign Corrupt Practices Act (See Exhibit 16.1 to Amendment No. 1 to Form 8-K filed with the SEC on June 13, 2014).  However, Schwartz Levitsky Feldman LLP fail to disclose that in fact it received two opinions from two law firms that there were no violations.  Further, Schwartz Levitsky Feldman LLP did not conduct any independent investigation or retain their own counsel with respect to the matter.

Thereafter, Malone Bailey issued an unqualified audit opinion after having access to the same information that Schwartz Levitsky Feldman had access to and audited our financial statements for the year ended December 31, 2013 and reviewed our Form 10-Q for the period ended March 31, 2014.  With respect to the audit of the period from December 12, 2006 (inception) through December 31, 2013, we obtained a waiver from the Division of Corporate Finance, Chief Accountant's Office, a copy of which is attached hereto as "Exhibit 99.1".  The amounts from December 12, 2006 to December 31, 2013 are labelled "unaudited".

During the years ended December 31, 2012 and 2011 and through June 3, 2014, there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K.

On August 8, 2014, we delivered a copy of this amended report to Schwartz Levitsky Feldman LLP.  Schwartz Levitsky Feldman LLP responded by stating the following:

"We are not able to review and reply to the 8K on such short notice, but will do so as soon as we are able to do so. We cannot stop you from filing the 8K today but we wish to place on record that once we have had a chance to review the 8K and if we have any comments thereon we will be sending our reply directly to the SEC."

New independent registered public accounting firm

On June 3, 2014, we engaged MaloneBailey LLP, 9801 Westheimer Road, Houston, Texas 77042, an independent registered public accounting firm, as our principal independent accountant with the approval of our board of directors.  MaloneBailey LLP was previously our independent accountant from October 21, 2009 to February 28, 2011.

During the two most recent fiscal years and through the date of engagement, we have not consulted with MaloneBailey LLP regarding either:

1.
The application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided that MaloneBailey, LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or

2.
Any matter that was either subject of disagreement or event, as defined in Item 304(a)(1)(iv)(A) of Regulation S-K and the related instruction to Item 304 of Regulation S-K, or a reportable event, as that term is explained in Item 304(a)(1)(iv)(A) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 8th day of August 2014.

KALLO INC.

BY:	VINCE LEITAO
Vince Leitao, President